Exhibit 23.1

 CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We have issued our report dated April 9, 1997, accompanying the financial statements of Transport South, Inc. for the year ended December 31, 1996, included in the Form 8-K/A, dated February 12, 1998 of Kenan Transport Company. We hereby consent to the incorporation by reference of said report in the Registration Statement of Kenan Transport Company on Form S-8 (registering shares issuable pursuant to the Kenan Transport Company 1998 Long-Term Incentive
Plan).



/s/Grant Thornton LLP

Atlanta, Georgia
July 17, 1998